Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated August 23, 2013 with respect to the shares of Common Stock of Regado Biosciences, Inc, and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated:  August 23, 2013

BIOTECHNOLOGY VALUE FUND, L.P.		BVF PARTNERS L.P.

By:	BVF Partners L.P., its general partner	By:	BVF Inc., its general partner

By:	BVF Inc., its general partner	By:	/s/ Mark N. Lampert
Mark N. Lampert
By:	/s/ Mark N. Lampert		President
Mark N. Lampert
President
BVF INC.

BIOTECHNOLOGY VALUE FUND II, L.P.		By:	/s/ Mark N. Lampert
Mark N. Lampert
By:	BVF Partners L.P., its general partner		President

By:	BVF Inc., its general partner
/s/ Mark N. Lampert
By:	/s/ Mark N. Lampert	MARK N. LAMPERT
Mark N. Lampert
President